EXHIBIT 10.3

NOTE

September 15, 2000
Minneapolis, Minnesota

$20,000,000

    The undersigned, for value received, promises to pay to the order of LaSalle Bank National Association (the "Bank") at the principal office of LaSalle Bank National Association (the "Agent") in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Bank pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.

    The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

    This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of September 15, 2000 (as amended or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Bank) and the Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

    This Note is made under and governed by the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such State.

Fargo Electronics, Inc.
By:	/s/ GARY R. HOLLAND Gary R. Holland
Title:	President and CEO